Exhibit 99.h(4)


                 FORM OF OPERATING EXPENSE LIMITATION AGREEMENT

      THIS OPERATING EXPENSE LIMITATION AGREEMENT, dated as of December 3, 2012, is made and entered into by and between Broadmark Funds, a Delaware statutory trust (the "Trust"), on behalf of each series of the Trust (each, a "Fund" and together the "Funds") set forth on Schedule A attached hereto, and Broadmark Asset Management LLC (the "Adviser").

      WHEREAS, the Adviser has been appointed the investment adviser of each of the Funds pursuant to an Investment Management Agreement between the Trust, on behalf of the Funds, and the Adviser (the "Investment Management Agreement"); and

      WHEREAS, the Funds, and each of their respective classes, are responsible for, and have assumed the obligation for, payment of certain expenses pursuant to the Investment Management Agreement that have not been assumed by the Adviser; and

      WHEREAS, the Adviser desires to limit each Fund's Operating Expenses (as that term is defined in Paragraph 2 of this Agreement) pursuant to the terms and provisions of this Agreement, and the Trust (on behalf of the Funds) desires to allow the Adviser to implement those limits;

      NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:


      1. LIMIT ON OPERATING EXPENSES. The Adviser hereby agrees, subject to Paragraph 3 hereof, for an initial two-year period, to reduce the fees payable to it under the Investment Management Agreement between the Trust and the Adviser, and/or reimburse other expenses of each Fund, to the extent necessary to limit the current operating expenses of each class of shares of the Fund (excluding brokerage costs, interest, taxes, dividends, acquired fund fees and expenses and extraordinary expenses, such as litigation and indemnification costs) to the amount of the "Maximum Operating Expense Limit" applicable to each such class of shares as set forth on Schedule A attached hereto.

      In the event that the current operating expenses of any class of shares of a Fund, as accrued each month, exceed the Maximum Operating Expense Limit for that class, the Adviser will reduce the fees payable to it and/or pay to that class, on a monthly basis, the excess expense within fifteen (15) calendar days, or such other period as determined by the Board of Trustees of the Trust (the "Board" or the "Trustees"), of being notified that an excess payment is due. In the event that the Board determines that an excess expense payment due date will be other than fifteen (15) calendar days, the Trust will provide the Adviser with ten (10) calendar days' written notice prior to the implementation of such other excess expense payment due date.

      2. DEFINITION. For purposes of this Agreement, the term "Operating Expenses," with respect to each class of Fund shares, is defined to include all expenses necessary or appropriate for the operation of the Funds and each of their respective classes of shares, including the Adviser's investment management fee, which fee is detailed in the Investment Management Agreement, and, if applicable, any distribution services (Rule 12b-1) fees and other expenses described in the Investment Management Agreement, but it does not include any brokerage costs, interest, taxes, dividends, acquired fund feeds and expenses or extraordinary expenses, such as litigation or indemnification costs.

      3. REIMBURSEMENT OF FEES AND EXPENSES. Each Fund agrees to pay to the Adviser, in the first, second and third fiscal years following the fiscal year in which any such limitation or reimbursement occurs, the amount of fees (including any amounts foregone through limitation or reimbursed pursuant to Paragraph 1 hereof) that, but for Paragraph 1 hereof, would have been payable by the Fund to the Adviser pursuant to the Investment Management Agreement or which have been reimbursed in accordance with Paragraph 1 (the "Deferred Fees"), subject to the limitations provided in this Paragraph 3. Such repayment shall be made monthly, but only if the operating expenses of the Fund (exclusive of the fees and expenses set forth in Paragraph 1), without regard to such repayment, are at an annual rate (as a percentage of the average daily net assets of the Fund) equal to or less than the "Maximum Operating Expense Limit" for each respective class of shares of the Fund, as set forth on Schedule A. Furthermore, the amount of Deferred Fees paid by a Fund in any month shall be limited so that the sum of: (a) the amount of such payment and (b) the other operating expenses of the Fund (exclusive of the fees and expenses set forth in Paragraph 1) do not exceed the above-referenced "Maximum Operating Expense Limit" for each respective class of shares of the Fund. In no event will a Fund be obligated to pay any fees waived or deferred by the Adviser with respect to any other series of the Trust.

      4. TERM. This Agreement shall become effective with respect to any Fund on the date that the Investment Management Agreement becomes effective with respect to that Fund, and, unless sooner terminated as provided in Paragraph 5 of this Agreement, shall remain in effect for an initial period of not less than two years, and from year to year thereafter, provided that each such continuance is specifically approved by a majority of the Trustees of the Trust who (i) are not "interested persons" (as defined in the Investment Company Act of 1940, as amended (the "1940 Act")) of the Trust or any other party to this Agreement, and
(ii) have no direct or indirect financial interest in the operation of this Agreement ("Non-Interested Trustees").

      5. TERMINATION. This Agreement may be terminated with respect to any Fund, at any time and without payment of any penalty, by the Board, on behalf of the Fund, upon sixty (60) days' written notice to the Adviser. This Agreement may not be terminated by the Adviser during the initial two-year period, and thereafter may not be terminated by the Adviser without the consent of the Board, which consent will not be unreasonably withheld. This Agreement will automatically terminate with respect to a Fund if the Investment Management Agreement of such Fund is terminated, with such termination effective upon the effective date of the Investment Management Agreement's termination.

      6. AMENDMENTS. This Agreement may be amended or modified with respect to any Fund by a written agreement properly authorized and executed by both parties hereto; provided that, if required by law, such amendment shall also have been approved by vote of a majority of the outstanding voting securities of such Fund and by a majority of the Non-Interested Trustees, cast in person at a meeting called for the purpose of voting on such approval.

      7. ASSIGNMENT. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

      8. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

      9. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act, and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


BROADMARK FUNDS                               BROADMARK ASSET MANAGEMENT LLC

By:                                           By:
    --------------------------                    --------------------------
    Name:                                          Name:
    Title:                                         Title:

                                   Schedule A

                        Maximum Operating Expense Limits


         Fund Name and Class of Shares           Maximum Operating
         -----------------------------           -----------------
                                                   Expense Limit*
                                                   --------------

         Broadmark Tactical Plus Fund

         Investor Shares                              1.84%

         Institutional Shares                         1.49%


* Expressed as a percentage of average daily net assets.